Exhibit 5

AGREEMENT AND PLAN OF MERGER

AMONG

CF INDUSTRIES HOLDINGS, INC.,

COMPOSITE MERGER CORPORATION,

AND

TERRA INDUSTRIES INC.

DATED AS OF [•], 2009

i

ii

LIST OF EXHIBITS

Exhibit	Title

A	Parent Governance Matters
B	Form of Charter of the Surviving Corporation
C	Contingent Future Shares Term Sheet
D	Series CF Preferred Stock Certificate of Designations

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of [•], 2009 (this “Agreement”), is made and entered into among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Parent”), COMPOSITE MERGER CORPORATION, a Maryland corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and TERRA INDUSTRIES INC., a Maryland corporation (the “Company”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and have deemed it advisable and in the best interests of their respective companies and stockholders that Parent, Merger Sub and the Company enter into a business combination;

WHEREAS, in furtherance thereof, the Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”) and upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, (b) this Agreement constitutes a plan of reorganization and (c) Parent, Merger Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1                                      Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Merger” has the meaning set forth in Section 2.15.

“Alternative Merger Consideration” has the meaning set forth in Section 6.20(b).

“Antitrust Division” has the meaning set forth in Section 6.4(a).

“Antitrust Laws” has the meaning set forth in Section 6.4(a).

“Articles of Merger” has the meaning set forth in Section 2.3.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security.

“Board of Directors” means the board of directors of any specified Person.

“Burdensome Condition” has the meaning set forth in Section 6.4(c).

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of Chicago.

“Certificate” has the meaning set forth in Section 2.7(b).

“Change in Company Recommendation” has the meaning set forth in Section 6.2(a).

“Change in Parent Recommendation” has the meaning set forth in Section 6.2(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the Recitals.

“Common Stock Consideration” has the meaning set forth in Section 6.20(b).

“Common Stock Election Percentage” has the meaning set forth in Section 6.20(b).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any ERISA Affiliate of the Company, for the benefit of any current or former employee, director or member of the Company or any Company Subsidiary.

“Company Common Stock” means the common stock, without par value, of the Company.

“Company Contracts” has the meaning set forth in Section 3.18(b).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Financial Advisor” has the meaning set forth in Section 3.22.

“Company Financial Statements” means the consolidated financial statements of (a) the Company and the Company Subsidiaries and (b) TNCLP and its Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Deloitte & Touche LLP, the independent auditors of each of the Company and TNCLP for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Company Identified Representations” means Section 3.3, Section 3.4 and Section 3.5.

“Company Intellectual Property” has the meaning set forth in Section 3.17(a).

“Company Leased Real Property” has the meaning set forth in Section 3.14(b).

“Company Leases” has the meaning set forth in Section 3.14(b).

“Company Owned Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary.

“Company Owned Real Property” means real property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company or any Company Subsidiary, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Company Permits” has the meaning set forth in Section 3.12(a).

“Company Recommendation” has the meaning set forth in Section 3.4(b).

“Company SEC Documents” has the meaning set forth in Section 3.7(a).

“Company Series A Preferred Stock” means the 4.25% Series A Cumulative Convertible Perpetual Preferred Shares, without par value, of the Company.

“Company Stock Option” has the meaning set forth in Section 2.8(a).

“Company Stock Plan” has the meaning set forth in Section 2.8(a).

“Company Stock-Based Award” has the meaning set forth in Section 2.8(b).

“Company Stockholder Approval” has the meaning set forth in Section 3.4(c).

“Company Stockholders Meeting” has the meaning set forth in Section 6.2(a).

“Company Subsidiary” has the meaning set forth in Section 3.2(a).

“Competition Act” means the Competition Act (Canada), as amended.

“Conditional Special Dividend” has the meaning set forth in Section 6.19.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Constituent Documents” means with respect to any entity, its certificate or articles of incorporation, bylaws, and any similar charter or other organizational documents of such entity.

“Contingent Future Shares” has the meaning set forth in Exhibit C.

“Continuing Employee” has the meaning set forth in Section 6.6(a).

“D & O Insurance” has the meaning set forth in Section 6.8.

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Law” means any foreign, federal, state or local Law, treaty, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, performance shares, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the Parent Stock Options, Parent Stock-Based Awards, the Company Stock Options and Company Stock-Based Awards, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Fund” has the meaning set forth in Section 2.10(a).

“Exchange Ratio” has the meaning set forth in Section 2.7(a).

“Expenses” has the meaning set forth in Section 6.7.

“Foreign Company Benefit Plan” has the meaning set forth in Section 3.15(f).

“Foreign Parent Benefit Plan” has the meaning set forth in Section 4.14(e).

“Foreign Competition Consents” has the meaning set forth in Section 3.6(b).

“Foreign Competition Laws” has the meaning set forth in Section 3.6(b).

“Form S-4” has the meaning set forth in Section 3.9.

“FTC” has the meaning set forth in Section 6.4(a).

“GAAP” has the meaning set forth in Section 3.7(b).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC or other governmental authority, including any state attorney general, or arbitral tribunal.

“Hazardous Substances” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“HSR Act” has the meaning set forth in Section 3.6(b).

“Indemnified Persons” has the meaning set forth in Section 6.8.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and patent applications; (c) copyrights (including any registrations and applications for any of the foregoing); (d) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).

“known” or “knowledge” means, with respect to any Party, the knowledge of such Party’s executive officers.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law and law of any foreign jurisdictions.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means, when used in connection with Parent or the Company, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Agreement, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Agreement, (v) general conditions in the industries in which such Party and its Subsidiaries operate, (vi) the failure, in and of itself, of such Party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the date of this Agreement, or changes in the market price, credit rating or trading volume of such Party’s securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect), and (vii) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any lawsuit in respect hereof, compliance with the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of such Party or any of its Subsidiaries, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that such Party and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which such Party and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect).

“Maximum Annual Premium” has the meaning set forth in Section 6.8.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.7(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 4.3(c).

“MGCL” has the meaning set forth in the Recitals.

“Notice of Superior Proposal” has the meaning set forth in Section 6.5(c).

“NYSE” means The New York Stock Exchange, Inc.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, opinion, decision, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement maintained or contributed to or required to be contributed to by (i) Parent, (ii) any Parent Subsidiary or (iii) any ERISA Affiliate of Parent, for the benefit of any current or former employee, director or member of Parent or any Parent Subsidiary.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent (together with the Parent Rights attached thereto or associated therewith).

“Parent Common Stock Issuance” has the meaning set forth in Section 3.9.

“Parent Contracts” has the meaning set forth in Section 4.17(b).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Expenses” has the meaning set forth in Section 8.2(b).

“Parent Financial Advisors” has the meaning set forth in Section 4.21.

“Parent Financial Statements” means the consolidated financial statements of Parent and the Parent Subsidiaries included in the Parent SEC Documents together, in the case of year-end statements, with reports thereon by KPMG LLP, the independent auditors of Parent, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Parent Identified Representations” means Section 4.3 and Section 4.4.

“Parent Intellectual Property” has the meaning set forth in Section 4.16(a).

“Parent Leased Real Property” has the meaning set forth in Section 4.13(b).

“Parent Leases” has the meaning set forth in Section 4.13(b).

“Parent Owned Intellectual Property” means Intellectual Property owned by Parent or any Parent Subsidiary.

“Parent Owned Real Property” means real property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by Parent or any Parent Subsidiary, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Parent Permits” has the meaning set forth in Section 4.11(a).

“Parent Preferred Stock” has the meaning set forth in Section 4.3(a).

“Parent Recommendation” has the meaning set forth in Section 4.4(b).

“Parent Rights” means the rights distributed to the holders of Parent Common Stock pursuant to the Parent Rights Agreement.

“Parent Rights Agreement” means the rights agreement, dated as of July 21, 2005, as amended, between Parent and The Bank of New York, a New York banking corporation, as rights agent.

“Parent SEC Documents” has the meaning set forth in Section 4.6(a).

“Parent Stock Option” has the meaning set forth in Section 2.8(a).

“Parent Stock-Based Award” has the meaning set forth in Section 2.8(b).

“Parent Stock Plans” has the meaning set forth in Section 4.3(b).

“Parent Stockholder Approval” has the meaning set forth in Section 4.4(d).

“Parent Stockholders Meeting” has the meaning set forth in Section 6.2(b).

“Parent Subsidiary” has the meaning set forth in Section 4.2(a).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means (i) any liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances, which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the use or materially detract from the value of the property subject thereto.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Preferred Stock Alternative” has the meaning set forth in Section 6.20(a).

“Preferred Stock Exchange” has the meaning set forth in Section 6.15(a).

“Preferred Stock Exchange Provisions” has the meaning set forth in Section 6.15(a).

“Preferred Stock Exchange Right” has the meaning set forth in Section 6.15(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” has the meaning set forth in Section 6.3(a).

“Restraints” has the meaning set forth in Section 7.1(d).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.7(a).

“SEC” has the meaning set forth in Section 3.6(b).

“Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series CF Preferred Stock” has the meaning set forth in Section 6.20(b).

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) fifty percent (50%) or more of the Securities or other ownership interests or (ii) Securities or other interests having by their terms ordinary voting power to elect fifty percent (50%) or more of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Takeover Proposal to the Company made by any Person (other than Parent or Merger Sub) that, if consummated, would result in such Person acquiring, directly or indirectly, all or substantially all of the voting power of the Company’s Securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and that the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be, if consummated, more favorable to its stockholders than the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend the terms of this Agreement in response to such proposal or otherwise) from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Plans” has the meaning set forth in Section 6.6(a).

“Takeover Proposal” means any proposal or offer for a direct or indirect (a) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Company or one or more of its Subsidiaries, (b) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of 15% or more of the fair value of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing fifteen percent (15%) or more of the voting power of the Company’s Securities; provided, however, that the term “Takeover Proposal” shall not include the Merger or the other transactions contemplated hereby.

“Tax” (and with the correlative meaning “Taxes”) means (a) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority or Governmental Entity, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“TNCLP” means Terra Nitrogen Company, L.P., a Delaware limited partnership.

“Transportation Act” means the Canadian Transportation Act, as amended.

“U.S.” means the United States of America.

“Walk-Away Date” has the meaning set forth in Section 8.1(b).

ARTICLE II

THE MERGER

Section 2.1                                      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease.  The Company shall continue as the Surviving Corporation and shall continue to be governed by the laws of the State of Maryland (as such, the “Surviving Corporation”).  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2                                      Closing.  The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Chicago time, on a date to be specified by the Parties, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, unless another time, date or place is agreed to by the Parties.

Section 2.3                                      Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, Parent and the Company shall file articles of merger (“Articles of Merger”) with the State Department of Assessments and Taxation of Maryland, in such form as required by, and executed in accordance with, the MGCL.  Unless otherwise mutually agreed upon by Parent and the Company, the Merger shall become effective at such time as the Articles of Merger are duly accepted by the State Department of Assessments and Taxation of Maryland, or at such later time (not to exceed thirty (30) days after such acceptance) as Parent and the Company shall agree and specify in the Articles of Merger.  As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 2.4                                      Corporate Governance of Parent.  At the Effective Time, the members of the Board of Directors of Parent will be determined as set forth on Exhibit A and will serve until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of Parent or otherwise as provided by applicable Law.  Immediately following the Effective Time, the individuals set forth in Exhibit A will have the positions therein indicated.1

Section 2.5                                      Surviving Corporation Constituent Documents.

(a)                      The charter of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit B and shall be the charter of the Surviving Corporation until amended as provided therein or by applicable Law.

(b)                     The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended as provided therein or by applicable Law.

Section 2.6                                      Surviving Corporation Directors and Officers.  The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the sole initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation or otherwise as provided by applicable Law.

Section 2.7                                      Effect on Capital Stock.

(a)                      At the Effective Time, subject to the provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Sub or the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive, subject to the Preferred Stock Alternative becoming effective pursuant to Section 6.20(a), 0.465 shares (the “Exchange Ratio”)2 of Parent Common Stock, subject to adjustment in accordance with Section 2.7(c) (the “Merger Consideration”).  If the Preferred Stock Alternative becomes effective pursuant to Section 6.20(a), then the Merger Consideration set forth in this Section 2.7(a) shall be replaced with the Alternative Merger Consideration.

(b)                     From and after the Effective Time, none of the Company Common Stock converted into the Merger Consideration or the Alternative Merger Consideration, if applicable, pursuant to this Article II shall remain outstanding and shall automatically be cancelled

1 CF welcomes having a number of Terra directors on the board of the combined company.  CF looks forward to Mike Bennett being one of those directors and having him continue to serve in a senior executive capacity, working closely with Steve Wilson to manage the combined company.

2 If the Company declares the special dividend of $7.50 per share of Company Common Stock that the Company announced on September 24, 2009, the Exchange Ratio would be appropriately adjusted based on trading prices of Parent Common Stock for an agreed period prior to the closing of the Merger.  If the Company does not declare such special dividend, then after the Effective Time Parent intends to return at least $750 million to stockholders of the combined company, through open market purchases, a tender offer or otherwise.

and retired and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 2.7, (ii) any dividends and other distributions in accordance with Section 2.10(f) and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock or Series CF Preferred Stock, if applicable, in accordance with Section 2.14.

(c)                      If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Securities of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and any other similarly dependent items shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that the declaration or payment of the Conditional Special Dividend shall not give rise to any adjustment in the Exchange Ratio.  Nothing in this Section 2.7(c) shall be construed to require or permit either Parent or the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d)                     At the Effective Time, (i) all shares of Company Common Stock that are owned by Parent, Merger Sub or the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist and no Securities of Parent, cash or other consideration shall be delivered in exchange therefor and (ii) each share of Company Common Stock held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent (other than Merger Sub) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into such number of fully paid and nonassessable shares (or fractions thereof) of common stock of the Surviving Corporation that preserves the relative ownership interest represented by such share of Company Common Stock immediately prior to the Merger.

(e)                      At the Effective Time, each issued and outstanding share of capital stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.8                                      Treatment of Company Equity-Based Awards.

(a)                      Each option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under any equity or equity-based compensation plan or arrangement of the Company (each, a “Company Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of Company Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any Company Stock Option, into an option to purchase Parent Common Stock (a “Parent Stock Option”), on the same terms and conditions as were applicable under such Company Stock Option.  The number of shares of Parent Common Stock subject to each such Company Stock Option shall be equal to the number of shares of Company Common Stock subject to each such Company Stock Option multiplied by the Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock, and such Parent Stock Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, that, in the case of any Company Stock Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b)                     At the Effective Time, each Equity Right consisting of, based on or relating to shares of Company Common Stock granted under a Company Stock Plan, other than the Company Stock Options (each, a “Company Stock-Based Award”), which is outstanding immediately prior to the Effective Time, whether vested or unvested, shall cease, at the Effective Time, to represent an Equity Right with respect to shares of Company Common Stock and shall be converted without any action on the part of any holder of an Equity Right, at the Effective Time, into an Equity Right consisting of, based on or relating to shares of Parent Common Stock (each, a “Parent Stock-Based Award”), on the same terms and conditions as were applicable under the Company Stock-Based Awards.  The number of shares of Parent Common Stock subject to each such Parent Stock-Based Award shall be equal to the number of shares of Company Common Stock subject to the Company Stock-Based Award multiplied by the Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock and, if applicable, such Parent Stock-Based Award shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in the Company Stock-Based Award divided by the Exchange Ratio.

(c)                      As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options and Company Stock-Based Awards any required notices setting forth such holders’ rights pursuant to the relevant Company Stock Plans and award documents and stating that such Company Stock Options and Company Stock-Based Awards have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.8 after giving effect to the Merger and the terms of the relevant Company Stock Plans).

(d)                     Prior to the Effective Time, the Company shall take all necessary action to permit the adjustment of Company Stock Options and Company Stock-Based Awards under this Section 2.8.  Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options and Parent Stock-Based Awards as a result of the actions contemplated by this Section 2.8.

Section 2.9                                      Appraisal or Dissenters’ Rights.  No appraisal or dissenters’ rights shall be available to holders of Company Common Stock with respect to the Merger or the other transactions contemplated hereby.

Section 2.10                                Exchange of Shares.

(a)                      Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration or the Alternative Merger Consideration, if applicable.  As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, whose shares of Company Common Stock were converted into the right to receive the Merger Consideration or the Alternative Merger Consideration, if applicable, pursuant to Section 2.7, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), including instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration or the Alternative Merger Consideration, if applicable.  Promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent the number of shares of Company Common Stock, shares of Parent Common Stock and Series CF Preferred Stock, if applicable, (which shall be in non-certificated book-entry form) payable upon due surrender of the Certificates pursuant to the provisions of this Article II.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.10(f) and cash in lieu of fractional shares pursuant to Section 2.14.  All cash and book-entry shares representing Parent Common Stock and Series CF Preferred Stock, if applicable, deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration or the Alternative Merger Consideration, if applicable, contemplated to be issued pursuant to Section 2.7 and Section 2.14 out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

(b)                     Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration or the Alternative Merger Consideration, if applicable, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, will be entitled to receive in exchange therefor (i) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive, (ii) if applicable, one or more shares of Series CF Preferred Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Series CF Preferred Stock that such holder has the right to receive and (iii) a check in the amount, if any, that such holder has the right to receive as cash payable in lieu of fractional shares pursuant to Section 2.14 and dividends and other distributions payable pursuant to Section 2.10(f) (less any required Tax withholding), pursuant to Section 2.7 and this Article II.  The Merger Consideration or the Alternative Merger Consideration, if applicable, shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration or Alternative Merger Consideration, if applicable, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of

Certificates.  Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration or Alternative Merger Consideration, if applicable.

(c)                      If any portion of the Merger Consideration or the Alternative Merger Consideration, if applicable, is to be registered in the name of or paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration or the Alternative Merger Consideration, if applicable, shall pay to the Exchange Agent any required transfer or other similar Taxes or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                     After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock.  From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law.  If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)                      Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration or the Alternative Merger Consideration, if applicable, in accordance with this Section 2.10 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration or the Alternative Merger Consideration, if applicable, in respect of such holder’s shares of Company Common Stock.  Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration or Alternative Merger Consideration, if applicable, delivered to a public official pursuant to applicable abandoned property Laws.  Any Merger Consideration or Alternative Merger Consideration, if applicable, remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)                        No dividends or other distributions with respect to shares of Parent Common Stock or Series CF Preferred Stock, if applicable, issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.10.  Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock and Series CF Preferred Stock, if applicable, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock or Series CF Preferred Stock, if applicable, with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii)

at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock or Series CF Preferred Stock, if applicable, with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Series CF Preferred Stock, if applicable, all shares of Parent Common Stock and Series CF Preferred Stock, if applicable, to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.11                                Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Alternative Merger Consideration, if applicable, to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.

Section 2.12                                Withholding Rights.  Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

Section 2.13                                Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.14                                No Fractional Shares.

(a)                      No certificates or scrip representing fractional shares of Parent Common Stock or Series CF Preferred Stock, if applicable, shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(b)                     In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (ii) the average closing sales price, rounded to four decimal points, of shares of Parent Common Stock on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten consecutive trading days ending on the second full trading day prior to the Effective Time.

Section 2.15                                Alternative Merger Structure.  Notwithstanding any other provision of this Agreement, Parent shall have the option, in its sole discretion upon two (2) Business Days notice to the Company, to require that the Company merge with and into Merger Sub or another direct, wholly-owned Subsidiary of Parent and Merger Sub or such other direct, wholly-owned Subsidiary of Parent and not the Company be the Surviving Corporation for all purposes in this Agreement (the “Alternative Merger”).  No revision to the structure of the transactions contemplated hereby shall result in any change to the consideration to be provided pursuant to this Agreement. The Parties agree to amend this Agreement to the extent necessary to provide for adjustments as may be required to implement the alternative structure described in this Section 2.15.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature) or in a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (with reference to the representations and warranties in this Article III to which the information in such letter relates; provided, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                      Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.  The Company has made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 3.2                                      Subsidiaries.

(a)                      Section 3.2(a) of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and (ii) each Company Subsidiary’s jurisdiction of incorporation or organization.  Each Company Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.  The Company has made available to Parent true, correct and complete copies of the Constituent Documents of each material Company Subsidiary, as amended and in effect on the date of this Agreement.

(b)                     The Company is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities).  All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).  Except for the Securities of the Company Subsidiaries, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person.

Section 3.3                                      Capitalization.

(a)                      The authorized capital stock of the Company consists of 133,500,000 shares, without par value, of which (i) 133,380,000 shares have been classified as Company Common Stock and (ii) 120,000 shares have been classified as Company Series A Preferred Stock.

(b)                     At the close of business on [•], 2009: (i) [•] shares of Company Common Stock were issued and outstanding, (ii) [•] shares of Company Series A Preferred Stock were issued and outstanding, (iii) [•] shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (iv) [•] shares of Company Common Stock were reserved for issuance upon conversion of Company Series A Preferred Stock.  Except as set forth above, as of [•], 2009, no Securities of the Company were issued, reserved for issuance or outstanding.  All issued and outstanding Company Common Stock and Company Series A Preferred Stock have been, and all shares of Company Common Stock that may be issued pursuant to the exercise of outstanding Company Stock Options or Company Stock-Based Awards or upon conversion of Company Series A Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(c)                      Section 3.3(c) of the Company Disclosure Letter sets forth each Company Stock Plan and, as of [•], 2009, the aggregate number of shares of Company Common Stock relating to outstanding and available awards under each Company Stock Plan.  The exercise price per share of each Company Stock Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Stock Option.  The Company has made available to Parent the form of agreement related to each such award.  No material changes have been made to such form in connection with any award.

(d)                     There are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of the Company or any Company Subsidiary on any matter submitted to such holders of Securities.  There are no Equity Rights, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any Company Subsidiary, or any Equity Rights of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Equity Right, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any Company Subsidiary.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock.  There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the Securities of the Company.

Section 3.4                                      Authorization; Board Approval; Voting Requirements.

(a)                      The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except for the approval of the Merger by the Company Stockholder Approval.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)                     The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommending that the Company’s stockholders approve the Merger and the transactions contemplated hereby (the “Company Recommendation”).

(c)                      The affirmative vote at the Company Stockholders Meeting of holders of a majority of the outstanding shares of Company Common Stock to approve the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Securities of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 3.5                                      Takeover Statute; No Restrictions on the Merger.

(a)                      No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(b)                     The Company has taken all necessary action to render the restrictions on business combinations contained in the Maryland Business Combination Act of the MGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

Section 3.6                                      Consents and Approvals; No Violations.

(a)                      The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not: (i) conflict with any provisions of the Constituent Documents of the Company or any Company Subsidiary; (ii) violate any Law or Order binding upon or otherwise applicable to the Company or any Company Subsidiary or any of their respective properties or assets (assuming compliance with the matters set forth in Section 3.6(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license of, or binding upon or otherwise applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company or any Company Subsidiary or (v) cause the suspension or revocation of any Company Permit, except, in the case of clauses (ii), (iii), (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.

(b)                     No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) if applicable, any filings or notifications under any foreign antitrust merger control laws necessary or advisable for the consummation of the Merger and the other transactions contemplated hereby (the “Foreign Competition Laws”) and set forth on Section 3.6(b) of the Company Disclosure Letter (the “Foreign Competition
Consents”)3;

3 Foreign filings, if any, to be determined by the parties.

(ii) the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; (iii) the filings with the Securities and Exchange Commission (the “SEC”) of (A) the Joint Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iv) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock and Series CF Preferred Stock, if applicable, that are to be issued in the Merger to be listed on the NYSE; and (v) any such clearance, consent, approval, order, license authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby. The Company acknowledges that it previously made filings with respect to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Competition Act and the Transportation Act.  The Company further acknowledges that on August 5, 2009, the final waiting period under the HSR Act expired without any enforcement action; on August 12, 2009, the FTC provided notice that it had closed its investigation with respect to the Merger; on April 7, 2009, the Canadian Minister of Transport provided notice that the Merger does not raise public interest issues and, therefore, is not subject to further review; and on June 19, 2009, the Canadian Competition Bureau issued a no-action letter stating it would allow the transaction to proceed as provided by Canadian law.

Section 3.7                                      SEC Reports; Company Financial Statements.

(a)                      Each of the Company and TNCLP has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2007 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”).  As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Other than TNCLP, none of the Company Subsidiaries is required to make any filings with the SEC.

(b)                     The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries or TNCLP and its Subsidiaries, as the case may be, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles

(“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein.  The consolidated balance sheets (including the related notes) included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries or TNCLP and its Subsidiaries, as the case may be, as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Company Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries or TNCLP and its Subsidiaries, as the case may be, for the respective periods indicated.

(c)                      There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company or TNCLP with the SEC pursuant to the Exchange Act or (ii) the Company SEC Documents.  Each of the Company and TNCLP, as applicable, has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive.  The Company has heretofore made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2007.  None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

Section 3.8                                      Absence of Undisclosed Liabilities.  The Company and the Company Subsidiaries do not have any liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in the consolidated balance sheet of the Company and the Company Subsidiaries, except liabilities and obligations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.9                                      Form S-4; Joint Proxy Statement/Prospectus.  None of the information supplied or to be supplied by the Company or any Company Subsidiary for inclusion or incorporation by reference in (a) the registration statement on Form S-4 (the “Form S-4”) to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock (the “Parent Common Stock Issuance”) and Series CF Preferred Stock, if applicable, in the Merger will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, on the date mailed to the stockholders of the Company and Parent and at the time of the Company Stockholders Meeting and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied by Parent specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 3.10                                Absence of Certain Changes.  Since January 1, 2009, except as specifically contemplated or required by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.  Since January 1, 2009, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.11                                Litigation.  There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order of any Governmental Entity outstanding against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.12                                Compliance with Laws.

(a)                      Each of the Company and the Company Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the “Company Permits”), except where the failure to hold such Company Permits, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.  Each of the Company and the Company Subsidiaries is, and since January 1, 2007, has been in compliance with the terms of the Company Permits, except where the failure to comply with such Company Permits, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

(b)                     The businesses of the Company and each of the Company Subsidiaries are, and since January 1, 2007, have been, conducted in compliance with all Laws and Orders, except where the failure to so comply, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.  Each of the Company and the Company Subsidiaries is in compliance with its Constituent Documents.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, (i) no material change is required in the Company’s or any Company Subsidiary’s processes, properties or procedures to comply with any Laws or Orders in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof and (ii) neither the Company nor any of its Subsidiaries has received any written notice or written communication of any noncompliance with any Laws or Orders and no Governmental Entity has otherwise identified any instance in which the Company or any Company Subsidiary is or may be in violation of applicable Laws or Orders.

(c)                      Each of the principal executive officer of the Company and TNCLP and the principal financial officer of the Company and TNCLP (or each former principal executive officer of the Company or TNCLP and each former principal financial officer of the Company or TNCLP, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  Since January 1, 2007, each of the Company and TNCLP has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d)                     Each of the Company and TNCLP maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financing statements for external purposes in accordance with GAAP.  Each of the Company’s and TNCLP’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)                      Each of the Company’s and TNCLP’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by the Company or TNCLP, as the case may be, in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s or TNCLP’s, as the case may be, principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company and TNCLP required under the Exchange Act with respect to such reports.

(f)                        None of the Company’s or TNCLP’s outside auditors or the audit committee of the Board of Directors of the Company or TNCLP have been advised of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or TNCLP’s internal control over financial reporting.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

(g)                     Since January 1, 2007, (i) none of the Company, any Company Subsidiary or TNCLP has received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company, any Company Subsidiary or TNCLP or any material concerns from employees of the Company, any Company Subsidiary or TNCLP regarding questionable accounting or auditing matters with respect to the Company, any Company Subsidiary or TNCLP and (ii) no attorney representing the Company, any Company Subsidiary or TNCLP, whether or not employed by the Company, any Company Subsidiary or TNCLP, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or TNCLP or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or TNCLP or any committee thereof or to the General Counsel or Chief Executive Officer of the Company or TNCLP pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

Section 3.13                                Taxes.

(a)                      The Company and each of its current and former Subsidiaries has (i) duly and timely filed or has caused to be filed with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, (ii) duly and timely paid in full (or the Company has paid on the Company Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, whether or not such Taxes were asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each Company Subsidiary through the date of this Agreement and (v) complied in all material respects with all laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b)                     There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c)                      No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against the Company or any Company Subsidiary (or, to the knowledge of the Company or any Company Subsidiary, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d)                     There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving the Company or any Company Subsidiary.

(e)                      None of the Company or any Company Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

(f)                        TNCLP is a publicly traded partnership, the interests of which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof).  TNCLP is treated as a partnership for U.S. federal income tax purposes, and has (i) satisfied the passive income test of Section 7704(c) of the Code for each taxable year after 1987 in which it was a publicly traded partnership and (ii) not registered as a management company or unit investment trust under the Investment Company Act of 1940, as amended.

(g)                     There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for income tax purposes applicable to or required to be made by the Company or any Company Subsidiary as a result of changes in methods of accounting or other events occurring on or before the date hereof.

(h)                     None of the Company or any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(i)                         There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(j)                         Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)                      No claim, other than claims defeated or withdrawn, has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(l)                         Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(m)                   Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n)                     There is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(o)                     None of the Company or any Company Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) and related provisions of the Code.

Section 3.14                                Real Property.

(a)                      Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list of Company Owned Real Property.  Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, with respect to each parcel of Company Owned Real Property: (i) the Company or a Company Subsidiary has good and marketable title to such Company Owned Real Property, free and clear of any Liens, other than Permitted Liens, (ii) neither the Company nor any Company Subsidiary has leased or otherwise granted to anyone the right to use or occupy such parcel of Company Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Company Owned Real Property or any portion thereof or interest therein, (iv) all buildings, structures, fixtures, improvements and equipment on the Company Owned Real Property are located entirely within the boundary lines of such Company Owned Real Property, are supplied with utilities and are in good condition and repair and sufficient for the operation of the Company’s or a Company Subsidiary’s business as currently conducted thereat, (v) there is no condemnation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Owned Real Property or any portion thereof or interest therein, (vi) such parcel has direct vehicular access to a public road and (vii) such parcel is in compliance with the terms and provisions of any restrictive covenants, easements or agreements affecting such Company Owned Real Property.

(b)                     Section 3.14(b) of the Company Disclosure Letter sets forth a correct and complete list of each leasehold or similar interest held by the Company or a Company Subsidiary in any real property used or occupied in connection with the businesses of the Company or a Company Subsidiary that is material to the business and operations of the Company or any Company Subsidiary (the “Company Leased Real Property”).  The Company has heretofore made available to Parent true and complete copies of all leases and agreements (the “Company Leases”) under which the Company or any Company Subsidiary holds any Company Leased Real Property.

Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company: (i) each of the Company Leases is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Company Subsidiary, (ii) there are no outstanding options or rights of any party to terminate any Company Lease prior to the expiration of the term thereof, (iii) neither the Company nor any Company Subsidiary is in default under any Company Lease, nor has any notice of default been received by the Company or any Company Subsidiary, (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Company Leased Real Property and no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which the Company or any Company Subsidiary has granted to any Person the right of use or occupancy of any portion of the Company Leased Real Property held by the Company or any Company Subsidiary under a Company Lease, (v) all buildings, structures, fixtures, improvements and equipment on the Company Leased Real Property are located entirely within the boundary lines of such Company Leased Real Property, are supplied with utilities and are in good condition and repair and sufficient for the operation of the Company’s or a Company Subsidiary’s business as currently conducted thereat, and (vi) there is no condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Leased Real Property or any portion thereof or interest therein.

Section 3.15                                Employee Benefit Plans and Related Matters; ERISA.

(a)                      Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan.  With respect to each Company Benefit Plan, the Company has made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and summaries of material modifications; and (iv) the most recent year’s Form 5500 and attached schedules and audited financial statements.

(b)                     Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of the Company, no event has occurred that could reasonably be expected to result in disqualification of such Company Benefit Plan.  Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.  With respect to each of the Company Benefit Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such Company Benefit Plan did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such projected benefit obligations. There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any of the Company Benefit Plans, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits) that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.  No Company Benefit Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(c)                      Neither the Company nor any Company Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of the Company or any Company Subsidiary.  No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or a Company Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(d)                     None of the negotiation or the execution of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Company Benefit Plan or (iii) result in any material breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(e)                      No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No director, officer, employee or independent contractor of the Company or any Company Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(f)                        With respect to each Company Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of the Company or any Company Subsidiary residing outside of the U.S. (a “Foreign Company Benefit Plan”), and except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company: (i) all employer and employee contributions to each Foreign Company Benefit Plan required by law or by the terms of such Foreign Company Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Company Benefit Plan, the liability of each insurer for any Foreign Company Benefit Plan funded through insurance or the book reserve established for any Foreign Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 3.16                                          Employees; Labor Matters.

(a)                      Neither the Company nor any Company Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union or labor organization.

(b)                     None of the employees of the Company or any Company Subsidiary is represented by a labor union or other labor organization and (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any Company Subsidiary, (ii) no demand for recognition of any employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three (3) years.

(c)                      There is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or material grievance or labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, and there has been no such action or event in the past five (5) years.

(d)                     Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and the Company Subsidiaries are in compliance with all obligations of the Company or any of the Company Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(e)                      To the knowledge of the Company, no executive officer or other key employee of the Company or any Company Subsidiary is in violation of any term of any noncompete, nonsolicitation, nondisclosure, confidentiality, restrictive covenant, employment, consulting or similar agreement relating to (i) the right of such employee to be employed by the Company or any Company Subsidiary or (ii) the knowledge or use of trade secrets.

(f)                        The Company and the Company Subsidiaries are not, and have not been, (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan.

(g)                     The Company and the Company Subsidiaries are currently in compliance with and, have at all times materially complied with, their obligations under the Coal Industry Retiree Health Benefit Act of 1992, and currently maintains reserves adequate to cover the estimated present value of such obligations.

Section 3.17                                          Intellectual Property.

(a)                      The Company owns or has a valid right to use, free and clear of all Liens (except Permitted Liens), all of the Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries (“Company Intellectual Property”), except where the failure to own or otherwise have a right to use such Company Intellectual Property, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

(b)                     There are no pending, or to the knowledge of the Company, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of the Company and the Company Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property of any third party or challenging the Company’s ownership, use, validity, enforceability, or registrability of any Company Owned Intellectual Property.

(c)                      The conduct of the business of the Company and the Company Subsidiaries by the Company as currently conducted, and the conduct of the business as conducted in the past three (3) years, does not infringe upon, misappropriate, or otherwise violate any Intellectual Property of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

(d)                     To the knowledge of the Company, no third party is misappropriating, infringing, or otherwise violating any Company Owned Intellectual Property, and no claims, suits, arbitrations or other adversarial claims in the past three (3) years have been brought or threatened against any third party by the Company, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

(e)                      The Company and the Company Subsidiaries take reasonable measures to protect the confidentiality of material trade secrets.

Section 3.18                                          Contracts.

(a)                      Except as filed as an exhibit to a Company SEC Document prior to the date of this Agreement, and except for the Company Benefit Plans, neither the Company nor any Company Subsidiary is a party to or bound by, nor are any of their respective assets, businesses or operations party to, or bound or affected by, or receive benefits under:

(i)      any agreement relating to indebtedness (other than agreements among direct or indirect wholly-owned Company Subsidiaries) in excess of $5 million;

(ii)      any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iii)   any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)    any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business including any covenant not to compete or could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;

(v)           any agreement providing for the production by the Company or any Company Subsidiary of any product on an exclusive or requirements basis or the purchase by the Company or any Company Subsidiary of any product on an exclusive or output basis;

(vi)    any other agreement or amendment thereto that would be required to be filed as an exhibit to any Company SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S—K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the Company SEC Documents filed prior to the date of this Agreement;

(vii)   any agreement that involves expenditures or receipts of the Company or any Company Subsidiary in excess of $5 million per year not entered into in the ordinary course of business consistent with past practice;

(viii)  any agreement by which the Company or any Company Subsidiary licenses or otherwise obtains the right to use material Intellectual Property rights of any other Person (other than licenses for readily available commercial software) or by which the Company or any Company Subsidiary is restricted in its right to use or register, or licenses or otherwise permits any other Person to use, enforce, or register any material Company Owned Intellectual Property; or

(ix)    any agreement the termination or breach of which or the failure to obtain consent in respect of would reasonably be expected to result in a Material Adverse Effect on the Company.

(b)                     The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 3.18(a) of the Company Disclosure Letter are referred to herein as the “Company Contracts.”  Each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such Company Contract.

True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 3.19                                Environmental Laws and Regulations.  Except with respect to matters that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company:

(a)                      (i) the Company and each Company Subsidiary has complied and is in compliance with all applicable Environmental Laws; (ii) the Company and each Company Subsidiary has obtained and is in compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit; and (iii) to the extent required by applicable Environmental Law, the Company and each Company Subsidiary has filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any necessary Environmental Permits in a timely fashion so as to allow the Company and each Company Subsidiary, respectively, to continue to operate its businesses in compliance with applicable Environmental Laws.

(b)                     Except for matters that have been fully resolved with no further liability or obligation to the Company or any Company Subsidiary, no notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or order (judicial or administrative) relating to or arising out of any Environmental Law has been received by the Company or any Company Subsidiary.

(c)                      No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of the Company, formerly owned, leased, operated or used by the Company or any Company Subsidiary.

(d)                     To the Company’s knowledge, no employees of the Company or any Company Subsidiary, in the course of their employment with the Company or any Company Subsidiary, have been exposed to Hazardous Substances in a manner that would be reasonably likely to result in claims against the Company or any Company Subsidiary.

(e)                      The Company and the Company Subsidiaries have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.

(f)                        There are no former operations of the Company or any Company Subsidiary, or any former Company Subsidiary, that are the subject of a pending material claim, proceeding, action, investigation, or order (civil or criminal) pursuant to applicable Environmental Law and to the Company’s knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.

Section 3.20                                Insurance Coverage.  The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and the Company Subsidiaries operate.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby.

Section 3.21                                Foreign Corrupt Practices and International Trade Sanctions.

(a)                      Neither the Company, nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, offered or promised to give money or anything of value, directly or indirectly, (i) to any governmental official or employee (including employees of government owned and government controlled corporations and public international organizations); (ii) to any family member of a government official, or to any official of a political party, or candidate; (iii) to an intermediary for payment to any of the foregoing; or (iv) to any other person or entity in a corrupt or improper effort to obtain or retain business or any commercial advantage.  All Persons acting on behalf of the Company have complied with all applicable anti-corruption laws including but not limited to the U.S. Foreign Corrupt Practices Act, laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and local laws prohibiting bribery, kickbacks, or other unlawful or improper means of obtaining business.

(b)                     Neither the Company, nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds.

(c)                      Neither the Company, nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 3.22                                Opinion of Financial Advisor.  The Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), dated as of [•], 2009, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the consideration to be provided pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

Section 3.23                                Brokers.  No Person other than the Company Financial Advisor is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company

has made available to Parent a true, correct and complete copy of each agreement between the Company or any Company Subsidiary and the Company Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed or identified in the Parent SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Parent SEC Documents that are predictive, forward-looking or primarily cautionary in nature) or in a letter (the “Parent Disclosure Letter”) delivered to the Company by Parent prior to the execution of this Agreement (with reference to the representations and warranties in this Article IV to which the information in such letter relates; provided, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such item is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1                                      Organization.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.  Parent has made available to the Company true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 4.2                                      Subsidiaries.

(a)                      Section 4.2(a) of the Parent Disclosure Letter sets forth (i) each Subsidiary of Parent (individually, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”) and (ii) each Parent Subsidiary’s jurisdiction of incorporation or organization.  Each Parent Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.  Parent has made available to the Company true, correct and complete copies of the Constituent Documents of each material Parent Subsidiary, as amended and in effect on the date of this Agreement.

(b)                     Parent is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each Parent Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities).  All of such Securities so owned by Parent have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).  Except for the Securities of the Parent Subsidiaries, Parent does not own, directly or indirectly, any Securities or other ownership interests in any Person.

Section 4.3                                                Capitalization.

(a)                      As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of preferred stock, par value $ 0.01 per share (the “Parent Preferred Stock”), of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock.

(b)                     At the close of business on [•], 2009: (i) [•] shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) [•] shares of Parent Common Stock were reserved for issuance pursuant to Parent’s equity or equity-based compensation plans (the “Parent Stock Plans”) and (iv) [•] shares of Parent Common Stock were held by Parent in its treasury.  Except as set forth above, as of [•], 2009, no Securities of Parent were issued, reserved for issuance or outstanding.  All issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(c)                      As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”), and 100 shares of Merger Sub Common Stock are issued and outstanding.  Except as set forth above, as of the date of this Agreement, no Securities of Merger Sub were issued, reserved for issuance or outstanding.  All issued and outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(d)                     There are no preemptive or similar rights on the part of any holder of any class of Securities of Parent or any Parent Subsidiary.  Neither Parent nor any Parent Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of Parent or any Parent Subsidiary on any matter submitted to such holders of Securities. Except as contemplated by this Agreement with respect to the Contingent Future Shares, there are no Equity Rights, commitments, contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of Parent or any Parent Subsidiary, or any Equity Rights of Parent or any Parent Subsidiary, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any Equity Right, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of Parent or any Parent Subsidiary.  There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of Parent or any Parent Subsidiary.  There are no proxies, voting trusts or other agreements or understandings to which Parent is a party or is bound with respect to the voting of the Securities of Parent.

(e)                      All shares of Parent Common Stock and Series CF Preferred Stock, if applicable, to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

Section 4.4                                                Authorization; Board Approval; Voting Requirements.

(a)                      Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Parent Stockholder Approval, if applicable, to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions and, subject to receipt of the Parent Stockholder Approval, if applicable, no other corporate proceedings on the part of either Parent or Merger Sub are necessary for Parent and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)                     The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) determining that the Parent Common Stock Issuance is advisable and (iv) recommending that Parent’s stockholders grant the Parent Stockholder Approval (the “Parent Recommendation”).

(c)                      Merger Sub has taken all necessary corporate action to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(d)                     The affirmative vote of at least a majority of all shares of Parent Common Stock casting votes at the Parent Stockholders Meeting to approve the Parent Common

Stock Issuance (provided that the total vote cast represents over 50% of the interest of all of Parent’s Securities entitled to vote) (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Securities of Parent necessary to approve, in accordance with the applicable rules of the NYSE, the issuance of Parent Common Stock as the Merger Consideration.

Section 4.5                                                Consents and Approvals; No Violations.

(a)                      The execution and delivery of this Agreement by each of Parent and Merger Sub does not and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the Parent or Merger Sub Constituent Documents; (ii) violate any Law or Order binding upon or otherwise applicable to Parent or any Parent Subsidiary or any of their respective properties or assets (assuming compliance with the matters set forth in Section 4.5(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license of, or binding upon or otherwise applicable to Parent or any Parent Subsidiary or any of their respective properties or assets; (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any Parent Subsidiary; or (v) cause the suspension or revocation of any Parent Permit, except, in the case of clauses (ii), (iii), (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.

(b)                     No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution or delivery of this Agreement by each of Parent and Merger Sub or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, except for: (i) if applicable, compliance by Parent with the Foreign Competition Laws to obtain the Foreign Competition Consents; (ii) the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; (iii) the filings with the SEC of (A) the Joint Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iv) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock and Series CF Preferred Stock, if applicable, that are to be issued in the Merger to be listed on the NYSE; and (v) any such clearance, consent, approval, order, license authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby. Parent acknowledges that it previously made filings with respect to the Merger under the HSR Act, the Competition Act and the Transportation Act.  Parent further acknowledges that on August 5, 2009, the final waiting period under the HSR Act expired without any enforcement action; on August 12, 2009, the FTC provided notice that it had closed its investigation with respect to the Merger; on April 7, 2009, the

Canadian Minister of Transport provided notice that the Merger does not raise public interest issues and, therefore, is not subject to further review; and on June 19, 2009, the Canadian Competition Bureau issued a no-action letter stating it would allow the transaction to proceed as provided by Canadian law.

Section 4.6                                                SEC Reports; Parent Financial Statements.

(a)                      Parent has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished with or by it to the SEC since January 1, 2007 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”).  As of its respective date, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents, complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Parent Subsidiaries is required to make any filings with the SEC.

(b)                     The Parent Financial Statements have been derived from the accounting books and records of Parent and the Parent Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein.  The consolidated balance sheets (including the related notes) included in the Parent Financial Statements present fairly in all material respects the financial position of Parent and the Parent Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Parent Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of Parent and the Parent Subsidiaries for the respective periods indicated.

(c)                      There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by Parent with the SEC pursuant to the Exchange Act or (ii) the Parent SEC Documents.  Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive.  Parent has heretofore made available to the Company true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2007.  None of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

Section 4.7                                      Absence of Undisclosed Liabilities.  Parent and the Parent Subsidiaries do not have any liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in the consolidated balance sheet of Parent and the Parent Subsidiaries, except liabilities and obligations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.

Section 4.8                                      Form S-4; Joint Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, on the date mailed to the stockholders of Parent and the Company and at the time of the Parent Stockholders Meeting and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied by the Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 4.9                                      Absence of Certain Changes.  Since January 1, 2009, except as specifically contemplated or required by this Agreement, (a) Parent and the Parent Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been any action taken by Parent or any Parent Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.  Since January 1, 2009, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent.

Section 4.10                                Litigation.  There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.  There is no Order of any Governmental Entity outstanding against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.11                                          Compliance with Laws.

(a)                      Each of Parent and the Parent Subsidiaries hold all permits, licenses, authorizations, consents, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the “Parent Permits”), except where the failure to hold such Parent Permits, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.  Each of Parent and the Parent Subsidiaries is, and since

January 1, 2007, has been in compliance with the terms of the Parent Permits, except where the failure to comply with such Parent Permits, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.

(b)                     The businesses of Parent and each of the Parent Subsidiaries are, and since January 1, 2007, have been conducted in compliance with all Laws and Orders, except where the failure to so comply, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.  Each of Parent and the Parent Subsidiaries is and has been in compliance with its Constituent Documents.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, (i) no material change is required in Parent’s or any Parent Subsidiary’s processes, properties or procedures to comply with any Laws or Orders in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof and (ii) neither Parent nor any of its Subsidiaries has received any written notice or written communication of any noncompliance with any Laws or Orders and no Governmental Entity has otherwise identified any instance in which Parent or any Parent Subsidiary is or may be in violation of applicable Laws or Orders.

(c)                      Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate.

(d)                     Parent maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financing statements for external purposes in accordance with GAAP.  Parent’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)                      Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(f)                        Parent’s outside auditors and the audit committee of the Board of Directors of Parent have not been advised of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(g)                     Since January 1, 2007, (i) neither Parent nor any Parent Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or any material concerns from employees of Parent or any Parent Subsidiary regarding questionable accounting or auditing matters with respect to Parent or any Parent Subsidiary and (ii) no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the General Counsel or Chief Executive Officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

Section 4.12                                          Taxes.

(a)                      Parent and each of its current and former Subsidiaries has (i) duly and timely filed or has caused to be filed with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, (ii) duly and timely paid in full (or Parent has paid on Parent Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, whether or not such Taxes were asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and each Parent Subsidiary through the date of this Agreement and (v) complied in all material respects with all laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b)                     There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or threatened against or with respect to Parent or any Parent Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between Parent or any Parent Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c)                      No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against Parent or any Parent Subsidiary (or, to the knowledge of Parent or any Parent Subsidiary, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d)                     There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving Parent or any Parent Subsidiary.

(e)                      None of Parent or any Parent Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is Parent), or has any liability for the Taxes of any Person (other than Parent or Parent Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

(f)                        There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for income tax purposes applicable to or required to be made by Parent or any Parent Subsidiary as a result of changes in methods of accounting or other events occurring on or before the date hereof.

(g)                     None of Parent or any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(h)                     There are no Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary, except for Permitted Liens.

(i)                         Neither Parent nor any Parent Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)                         No claim, other than claims defeated or withdrawn, has ever been made by an authority in a jurisdiction where Parent or any Parent Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k)                      Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(l)                         Neither Parent nor any Parent Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(m)                   There is no power of attorney given by or binding upon Parent or any Parent Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(n)                     None of Parent or any Parent Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) and related provisions of the Code.

Section 4.13                                          Real Property.

(a)                      Section 4.13(a) of the Parent Disclosure Letter sets forth a correct and complete list of Parent Owned Real Property.  Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent, with respect to each parcel of Parent Owned Real Property: (i) Parent or a Parent Subsidiary has good and marketable title to such Parent Owned Real Property, free and clear of any Liens, other than Permitted Liens, (ii) neither Parent nor any Parent Subsidiary has leased or otherwise granted to anyone the right to use or occupy such parcel of Parent Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Parent Owned Real Property or any portion thereof or interest therein, (iv) all buildings, structures, fixtures, improvements and equipment on the Parent Owned Real Property are located entirely within the boundary lines of such Parent Owned Real Property, are supplied with utilities and are in good condition and repair and sufficient for the operation of Parent’s or a Parent Subsidiary’s business as currently conducted thereat, (v) there is no condemnation or other proceeding in eminent domain, pending or, to the knowledge of Parent, threatened, affecting any parcel of Parent Owned Real Property or any portion thereof or interest therein, (vi) such parcel has direct vehicular access to a public road and (vii) such parcel is in material compliance with the terms and provisions of any restrictive covenants, easements or agreements affecting such Parent Owned Real Property.

(b)                     Section 4.13(b) of the Parent Disclosure Letter sets forth a correct and complete list of each leasehold or similar interest held by Parent or a Parent Subsidiary in any real property used or occupied in connection with the businesses of Parent or a Parent Subsidiary that is material to the business and operations of Parent or any Parent Subsidiary (the “Parent Leased Real Property”).  Parent has heretofore made available to the Company true and complete copies of all leases and agreements (the “Parent Leases”) under which Parent or any Parent Subsidiary holds any Parent Leased Real Property.  Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent: (i) each of the Parent Leases is in full force and effect and constitutes a legal, valid and binding obligation of Parent or the applicable Parent Subsidiary, (ii) there are no outstanding options or rights of any party to terminate any Parent Lease prior to the expiration of the term thereof, (iii) neither Parent nor any Parent Subsidiary is in default under any Parent Lease, nor has any notice of default been received by Parent or any Parent Subsidiary, (iv) there are no disputes, oral agreements or forbearance programs in effect as to Parent Leased Real Property and no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which Parent or any Parent Subsidiary has granted to any Person the right of use or occupancy of any portion of the Parent Leased Real Property held by Parent or any Parent Subsidiary under a Parent Lease, (v) all buildings, structures, fixtures, improvements and equipment on Parent Leased Real Property are located entirely within the boundary lines of such Parent Leased Real Property, are supplied with utilities and are in good condition and repair and sufficient for the operation of Parent’s or a Parent Subsidiary’s business as currently conducted thereat, and (vi) there is no condemnation or other proceeding in eminent domain pending or, to the knowledge of Parent, threatened, affecting any parcel of Parent Leased Real Property or any portion thereof or interest therein.

Section 4.14                                          Employee Benefit Plans and Related Matters; ERISA.

(a)                      Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of Parent, no event has occurred that could reasonably be expected to result in disqualification of such Parent Benefit Plan.  Each Parent Benefit Plans has been operated and administered in all respects in accordance with its terms and all applicable laws, including ERISA and the Code.  With respect to each Parent Benefit Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such Parent Benefit Plan did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Benefit Plan allocable to such projected benefit obligations. There are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any of Parent Benefit Plans, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits) that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.  No Parent Benefit Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

(b)                     Neither Parent nor any Parent Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Parent Benefit Plan or modify or change any existing Parent Benefit Plan that would affect any employee or terminated employee of Parent or any Parent Subsidiary.  No Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or any Parent Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Parent or a Parent Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(c)                      None of the negotiation or the execution of this Agreement, the obtaining of the Parent Stockholder Approval or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of Parent or any Parent Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Parent Benefit Plan or (iii) result in any material breach or violation of, default under or limit Parent’s right to amend, modify or terminate any Parent Benefit Plan.

(d)                     No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Parent will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No director, officer, employee or independent contractor of Parent or any Parent Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(e)                      With respect to each Parent Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of Parent or any Parent Subsidiary residing outside of the U.S. (a “Foreign Parent Benefit Plan”), and except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent: (i) all employer and employee contributions to each Foreign Parent Benefit Plan required by law or by the terms of such Foreign Parent Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Parent Benefit Plan, the liability of each insurer for any Foreign Parent Benefit Plan funded through insurance or the book reserve established for any Foreign Parent Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Parent Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Parent Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 4.15                                          Employees; Labor Matters.

(a)                      Neither Parent nor any Parent Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union or labor organization.

(b)                     None of the employees of Parent or any Parent Subsidiary is represented by a labor union or other labor organization and (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of Parent or any Parent Subsidiary, (ii) no demand for recognition of any employees of Parent or any Parent Subsidiary has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of Parent or any Parent Subsidiary or group of employees of Parent or any Parent Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three (3) years.

(c)                      There is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or material grievance or labor dispute with respect to or involving any employees of Parent or any Parent Subsidiary, and there has been no such action or event in the past five (5) years.

(d)                     Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent, Parent and the Parent Subsidiaries are in compliance with all obligations of Parent or any of the Parent Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(e)                      To the knowledge of Parent, no executive officer or other key employee of Parent or any Parent Subsidiary is in violation of any term of any noncompete, nonsolicitation, nondisclosure, confidentiality, restrictive covenant, employment, consulting or similar agreement relating to (i) the right of such employee to be employed by Parent or any Parent Subsidiary or (ii) the knowledge or use of trade secrets.

(f)                        Parent and the Parent Subsidiaries are not, and have not been, (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan.

Section 4.16                                          Intellectual Property.

(a)                      Parent owns or has a valid right to use, free and clear of all Liens (except Permitted Liens), all of the Intellectual Property used in the conduct of the business of Parent and the Parent Subsidiaries (“Parent Intellectual Property”), except where the failure to own or otherwise have a right to use such Parent Intellectual Property, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.

(b)                     There are no pending, or to the knowledge of Parent, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of Parent and the Parent Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property of any third party or challenging Parent’s ownership, use, validity, enforceability, or registrability of any Parent Owned Intellectual Property.

(c)                      The conduct of the business of Parent and the Parent Subsidiaries by Parent as currently conducted, and the conduct of the business as conducted in the past three (3) years, does not infringe upon, misappropriate, or otherwise violate any Intellectual Property of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.

(d)                     To the knowledge of Parent, no third party is misappropriating, infringing, or otherwise violating any Parent Owned Intellectual Property, and no claims, suits, arbitrations or other adversarial claims in the past three (3) years have been brought or threatened against any third party by Parent, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.

(e)                      Parent takes reasonable measures to protect the confidentiality of material trade secrets.

Section 4.17                                          Contracts.

(a)                      Except as filed as an exhibit to a Parent SEC Document prior to the date of this Agreement, and except for Parent Benefit Plans, neither Parent nor any Parent Subsidiary is a party to or bound by, nor are any of their respective assets, businesses or operations party to, or bound or affected by, or receive benefits under:

(i)    any agreement relating to indebtedness (other than agreements among direct or indirect wholly-owned Parent Subsidiaries) in excess of $5 million;

(ii)    any joint venture, partnership, limited liability Parent or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iii)  any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)  any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which Parent or any Parent Subsidiary (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business including any covenant not to compete or could require the disposition of any material assets or line of business of Parent or any Parent Subsidiary;

(v)          any agreement providing for the production by Parent or any Parent Subsidiary of any product on an exclusive or requirements basis or the purchase by Parent or any Parent Subsidiary of any product on an exclusive or output basis;

(vi)  any other agreement or amendment thereto that would be required to be filed as an exhibit to any Parent SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S—K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in Parent SEC Documents filed prior to the date of this Agreement;

(vii)   any agreement that involves expenditures or receipts of Parent or any Parent Subsidiary in excess of $5 million per year not entered into in the ordinary course of business consistent with past practice;

(viii)  any agreement by which Parent or any Parent Subsidiary licenses or otherwise obtains the right to use material Intellectual Property rights of any other Person (other than licenses for readily available commercial software) or by which Parent or any Parent Subsidiary is restricted in its right to use or register, or licenses or otherwise permits any other Person to use, enforce, or register any material Parent Owned Intellectual Property; or

(ix)   any agreement the termination or breach of which or the failure to obtain consent in respect of would reasonably be expected to result in a Material Adverse Effect on Parent.

(b)                     The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 4.17(a) of the Parent Disclosure Letter are referred to herein as the “Parent Contracts.”  Each Parent Contract is a valid and binding agreement of Parent or a Parent Subsidiary, as the case may be, and is in full force and effect, and none of Parent, any Parent Subsidiary or, to the knowledge of Parent, any other party thereto is in default or breach in any material respect under the terms of any such Parent Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by Parent or any Parent Subsidiary or, to the knowledge of Parent, any other party under such Parent Contract.  True, correct and complete copies of each such Parent Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to the Company.

Section 4.18                                          Environmental Laws and Regulations.  Except with respect to matters that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent:

(a)                      (i) Parent and each Parent Subsidiary has complied and is in compliance with all applicable Environmental Laws; (ii) Parent and each Parent Subsidiary has obtained and is in compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify such Environmental Permit; and (iii) to the extent required by applicable Environmental Law, Parent and each Parent Subsidiary has filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any necessary Environmental Permits in a timely fashion so as to allow Parent and each Parent Subsidiary, respectively, to continue to operate its businesses in compliance with applicable Environmental Laws.

(b)                     Except for matters that have been fully resolved with no further liability or obligation to Parent or any Parent Subsidiary, no notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or order (judicial or administrative) relating to or arising out of any Environmental Law has been received by Parent or any Parent Subsidiary.

(c)                      No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of Parent, formerly owned, leased, operated or used by Parent or any Parent Subsidiary.

(d)                     To Parent’s knowledge, no employees of Parent or any Parent Subsidiary, in the course of their employment with Parent or any Parent Subsidiary, have been exposed to Hazardous Substances in a manner that would be reasonably likely to result in claims against Parent or any Parent Subsidiary.

(e)                      Parent and the Parent Subsidiaries have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.

(f)                        There are no former operations of Parent or any Parent Subsidiary, or any former Parent Subsidiary, that are the subject of a pending material claim, proceeding, action, investigation, or order (civil or criminal) pursuant to applicable Environmental Law and to Parent’s knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a claim pursuant to applicable Environmental Law against Parent or any Parent Subsidiary.

Section 4.19                                          Insurance Coverage.  Parent and the Parent Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which Parent and the Parent Subsidiaries operate.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby.

Section 4.20                                          Foreign Corrupt Practices and International Trade Sanctions.

(a)                      Neither Parent, nor any Parent Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, offered or promised to give money or anything of value, directly or indirectly, (i) to any governmental official or employee (including employees of government owned and government controlled corporations and public international organizations); (ii) to any family member of a government official, or to any official of a political party, or candidate; (iii) to an intermediary for payment to any of the foregoing; or (iv) to any other person or entity in a corrupt or improper effort to obtain or retain business or any commercial advantage.  All Persons acting on behalf of Parent have complied with all applicable anti-corruption laws including but not limited to the U.S. Foreign Corrupt Practices Act, laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and local laws prohibiting bribery, kickbacks, or other unlawful or improper means of obtaining business.

(b)                     Neither Parent, nor any Parent Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds.

(c)                      Neither Parent, nor any Parent Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 4.21                                          Opinions of Financial Advisors.  Parent has received the opinion of each of Morgan Stanley & Co. Incorporated and Rothschild Inc. (the “Parent Financial Advisors”), each dated as of [•], 2009, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the consideration to be provided pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 4.22                                          Brokers.  No Person other than the Parent Financial Advisors is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1                                                Covenants of the Company.  From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course and in a manner consistent with past practice, and shall use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practice.  In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a)                      amend or modify any of the Constituent Documents of the Company or any Company Subsidiary;

(b)                     (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than (A) dividends or distributions by wholly-owned Company Subsidiaries to the Company, (B) quarterly dividends by the Company of $10.625 per outstanding share of Company Series A Preferred Stock to holders of such outstanding shares pursuant to the Company’s Constituent Documents as in effect as of the date of this Agreement and (C) quarterly cash distributions by TNCLP to holders of its common units and its general partner pursuant to TNCLP’s Constituent Documents as in effect as of the date of this Agreement, (ii) split, combine or reclassify any of its Securities or issue, deliver, sell, grant, dispose of or subject to a Lien any Securities or Equity Rights, other than issuances of Company Common Stock (A) in connection with the exercise of the Company Stock-Based Awards issued pursuant to a Company Benefit Plan prior to the date of this Agreement or (B) upon conversion of shares of Company Series A Preferred Stock pursuant to the Company’s Constituent Documents as in effect as of the date of this Agreement or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary;

(c)                      acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person;

(d)                     sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than sales of inventory in the ordinary course of business consistent with past practice;

(e)                      (i) make any loans, advances or capital contributions to, or investments in, any other Person other than by the Company or any wholly-owned Company Subsidiary to or in the Company or any wholly-owned Company Subsidiary or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances, except guarantees by the Company of indebtedness of wholly-owned Company Subsidiaries or guarantees by Company Subsidiaries of indebtedness of the Company;4

(f)                        other than as set forth in the Company’s capital budget (a copy of which was made available to Parent prior to the date hereof) or in connection with the repair or replacement of the plant and equipment at the operating facilities of the Company or any Company Subsidiary in connection with unexpected breakdown or failure, make any capital expenditure in excess of $2 million individually or $10 million in the aggregate;

(g)                     terminate, amend or otherwise modify any Company Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, except as required to reflect changes in applicable Law or GAAP;

4  Parties to discuss any indebtedness to be incurred in connection with special cash dividend.  Any such indebtedness shall be on terms and conditions mutually satisfactory to Parent and the Company.

(h)                     grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any Company Subsidiary; provided, however, that the Company or any Company Subsidiary may grant increases in base salaries to non-executive employees in the ordinary course of business consistent with existing policies and practices;

(i)                         terminate, enter into or amend or modify any severance, consulting, retention or employment agreement, plan, program or arrangement, other than, in the case of a consulting agreement or arrangement, in the ordinary course of business, consistent with existing policies and practices;

(j)                         (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with its terms, of any liability recognized or disclosed in the most recent Company Financial Statements or incurred since the date of such Company Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive or assign any claims or rights of material value;

(k)                      (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes, (iii) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes or (iv) change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes;

(l)                         (i) modify or amend in any material respect or terminate any Company Contract or (ii) enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof;

(m)                   change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP, or change its system of internal accounting controls;

(n)                     terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any Company Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage;

(o)                     adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(p)                     transfer, abandon, allow to lapse, or otherwise dispose of any rights to, or obtain or grant any right to any material Intellectual Property, or disclose any material trade secrets of the Company or any Company Subsidiary to any Person other than Parent or its representatives, in each case other than in the ordinary and usual course of business consistent with past practice; or

(q)                     authorize, resolve, agree or commit to do any of the foregoing.

Section 5.2                                      Covenants of Parent.  From the date of this Agreement until the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement, Parent shall, and shall cause each of the Parent Subsidiaries to, conduct its business in the ordinary course and in a manner consistent with past practice, and shall use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practice.  In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(a)               amend or modify any of the Constituent Documents of Parent;

(b)              (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than the Conditional Special Dividend, dividends or distributions by wholly-owned Parent Subsidiaries or quarterly dividends consistent with past practice, (ii) split, combine or reclassify any of its Securities or issue, deliver, sell, grant, dispose of or subject to a Lien any Securities or Equity Rights, other than issuances of Parent Common Stock in connection with the exercise of Parent Stock-Based Awards issued pursuant to a Parent Benefit Plan or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of Parent or any Parent Subsidiary;

(c)               acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person;

(d)              sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than sales of inventory in the ordinary course of business consistent with past practice;

(e)               (i) make any loans, advances or capital contributions to, or investments in, any other Person other than by Parent or any wholly-owned Parent Subsidiary to or in Parent or any wholly-owned Parent Subsidiary or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances, except guarantees by Parent of indebtedness of wholly-owned Parent Subsidiaries or guarantees by Parent Subsidiaries of indebtedness of Parent;

(f)                 other than as set forth in Parent’s capital budget (a copy of which was made available to the Company prior to the date hereof) or in connection with the repair or replacement of the plant and equipment at the operating facilities of Parent or any Parent Subsidiary in connection with unexpected breakdown or failure, make any capital expenditure in excess of $2 million individually or $10 million in the aggregate;

(g)              terminate, amend or otherwise modify any Parent Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Parent Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Parent Benefit Plan, merge or transfer any Parent Benefit Plan or the assets or liabilities of any Parent Benefit Plan, change the sponsor of any Parent Benefit Plan, or terminate or establish any Parent Benefit Plan, except as required to reflect changes in applicable Law or GAAP;

(h)              grant any increase in the compensation or benefits of directors, officers, employees or consultants of Parent or any Parent Subsidiary; provided, however, that Parent or any Parent Subsidiary may grant increases in base salaries to non-executive employees in the ordinary course of business consistent with existing policies and practices;

(i)                  terminate, enter into or amend or modify any severance, consulting, retention or employment agreement, plan, program or arrangement, other than, in the case of a consulting agreement or arrangement, in the ordinary course of business, consistent with existing policies and practices;

(j)                  (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with its terms, of any liability recognized or disclosed in the most recent Parent Financial Statements or incurred since the date of such Parent Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive or assign any claims or rights of material value;

(k)               (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes, (iii) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes or (iv) change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes;

(l)                  (i) modify or amend in any material respect or terminate any Parent Contract, (ii) enter into any new agreement that would have been considered a Parent Contract if it were entered into at or prior to the date hereof;

(m)            change any method of accounting or accounting principles or practices by Parent or any Parent Subsidiary, except for any such change required by a change in GAAP, or change its system of internal accounting controls;

(n)              terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering Parent or any Parent Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage;

(o)              adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of Parent or any of the Parent Subsidiaries;

(p)              transfer, abandon, allow to lapse, or otherwise dispose of any rights to, or obtain or grant any right to any material Intellectual Property, or disclose any material trade secrets of Parent or any Parent Subsidiary to any Person other than the Company or its representatives, in each case other than in the ordinary and usual course of business consistent with past practice; or

(q)              authorize, resolve, agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                                      Preparation and Mailing of Joint Proxy Statement/Prospectus.

(a)               As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the stockholders of Parent at the Parent Stockholders Meeting and to the stockholders of the Company at the Company Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and Parent shall prepare and file the Form S-4.  The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent’s prospectus.  The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b)              Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby.

(c)               Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments and advise the other Parties of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC.  Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC and will promptly provide the Company with a copy of all such filings and communications made with the SEC.

(d)              Parent and the Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger, and each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.  Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or Series CF Preferred Stock, if applicable, issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.

(e)               If at any time prior to the Effective Time, (i) any event or change occurs with respect to the Parties or any of their respective Affiliates, officers or directors, which should, in Parent’s reasonable discretion, be set forth in an amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties shall file as promptly as practicable with the SEC a mutually acceptable amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Parties.

Section 6.2                                      Stockholder Meetings; Recommendations.

(a)               The Company shall duly take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (such meeting or any adjournments or postponements thereof, the “Company Stockholders Meeting”) on a date as promptly as practicable after the Form S-4 is declared effective, and in any event within forty-five (45) days after the Form S-4 is declared effective, for the purpose of obtaining the Company Stockholder Approval and shall, subject to this Section 6.2(a), use reasonable best efforts to solicit its stockholders to obtain the Company Stockholder Approval.  The Board of Directors of the Company shall, subject to this Section 6.2(a), make the Company Recommendation to the stockholders of the Company and include the Company Recommendation in the Joint Proxy Statement/Prospectus.  Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, withdraw, modify or qualify, in a manner adverse to Parent, the Company Recommendation (a “Change in Company Recommendation”).   Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval, the Board of Directors of the Company may effect a Change in Company Recommendation, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to do so would violate its duties to the stockholders of the Company under applicable Law.  Notwithstanding any Change in Company Recommendation, the Company shall submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval.

(b)              Parent shall duly take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of Parent (such meeting or any adjournments or postponements thereof, the “Parent Stockholders Meeting”) on a date as promptly as practicable after the Form S-4 is declared effective, and in any event within forty-five (45) days after the Form S-4 is declared effective, for the purpose of obtaining the Parent Stockholder Approval and shall, subject to this Section 6.2(b), use reasonable best efforts to solicit its stockholders to obtain the Parent Stockholder Approval.  The Board of Directors of Parent shall, subject to this Section 6.2(b), make the Parent Recommendation to the stockholders of Parent and include the Parent Recommendation in the Joint Proxy Statement/Prospectus.  Neither the Board of Directors of

Parent nor any committee thereof shall, directly or indirectly, withdraw, modify or qualify, in a manner adverse to the Company, the Parent Recommendation (a “Change in Parent Recommendation”).  Notwithstanding the foregoing, at any time prior to the Parent Stockholder Approval, the Board of Directors of Parent may effect a Change in Parent Recommendation, provided that the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to do so would violate its duties to the stockholders of Parent under applicable Law.  Notwithstanding any Change in Parent Recommendation, Parent shall submit this Agreement to the stockholders of Parent for the purpose of obtaining the Parent Stockholder Approval.

(c)               The Company shall use its reasonable best efforts to cause the Company Stockholders Meeting to be held on the same date as the Parent Stockholders Meeting.

Section 6.3                                      Access to Information; Confidentiality.

(a)               Upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to all of the Company’s and the Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or a Governmental Entity and (ii) all other information with respect to the Company as Parent may reasonably request; provided, that the Company may restrict the foregoing access to the extent required by applicable Law.  The Company shall keep Parent reasonably informed from time to time as to status and developments regarding any audit, investigation, claim, suit or other proceeding (if any) with respect to Taxes and provide to Parent, when available and prior to filing, drafts of any income Tax Returns relating to the Company or any Company Subsidiary.

(b)              All information furnished pursuant to this Section 6.3 shall be subject to the confidentiality agreement, dated as of [•] 2009, between Parent and the Company (the “Confidentiality Agreement”).

Section 6.4                                      Reasonable Best Efforts; Consents and Approvals.

(a)               Subject to the terms and conditions of this Agreement, each of Parent and the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make or cause to be made any filings, consents, approvals, permits or authorizations necessary or advisable in connection with the Foreign Competition Consents, (ii) comply at the earliest practicable date with any inquiry, investigation or request for information, documents or other materials received by such Party from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or by any other Governmental Entity (including the Canadian Competition Bureau) with respect to such filings, consents, approvals, permits or authorizations and (iii) act in good faith and reasonably cooperate with the other Party in connection with any filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the Foreign Competition Laws and any other U.S. or foreign Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filings, consents, approvals, permits or authorizations.  To the extent not prohibited by applicable Law, the Company shall use all reasonable best efforts to furnish to Parent all information required for any application or other filings, consents, approvals, permits or authorizations to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. The Company shall give Parent reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. The Company shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving Parent prior notice of the meeting or conversation and, unless prohibited by such any Governmental Entity, the opportunity to attend or participate.  The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the Antitrust Laws.  Parent shall take the leading role in coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the Antitrust Laws, including the timing of any filing, which will be made as necessary or advisable.  The Company shall furnish Parent’s outside legal counsel with copies of all correspondence, filings, and written communications between the Company or any Company Subsidiary, Affiliate or Representative and any Government Entity or its respective staff with respect to this Agreement, the Merger or the transactions contemplated hereby.

(b)              Subject to Section 6.4(a), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws.  In connection therewith and subject to Section 6.4(a), if any proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Parent and the Company shall (by negotiation, litigation or otherwise) cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, unless Parent determines, in its sole discretion, that litigation is not in its best interests.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4(b) shall limit the right of a Party to terminate this Agreement pursuant to Section 8.1, so long as such Party has until that time complied in all material respects with its obligations under this Section 6.4.

(c)               Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Parent or any of its Subsidiaries to agree to or take any action that would result in any Burdensome Condition.  None of the Company or any Company Subsidiary shall agree to or take any action that would result in any Burdensome Condition without the prior written consent of Parent.  If, but only if, directed by Parent, the Company shall agree to or take any action that would result in any Burdensome Condition if such Burdensome Condition is conditioned on the consummation of the Merger.  For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees or consent orders) or submitting to Laws (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or categories of assets of Parent, the Company or their respective Subsidiaries or the holding separate of the capital stock of a Company Subsidiary or (ii) imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries to conduct their respective businesses (including, with respect to, market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of the Company, the Company Subsidiaries, Parent or the Parent Subsidiaries.

Section 6.5                                      No Solicitation.

(a)               The Company shall not, nor shall it authorize or permit any of its Subsidiaries to, and it shall cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly: (i) initiate or solicit or facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that constitutes any Takeover Proposal, (iii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal, or (iv) submit to the stockholders of the Company for their approval any Takeover Proposal, or agree or publicly announce an intention to take any of the foregoing actions.  In furtherance of the foregoing, neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Takeover Proposal.  The Company shall (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives with respect to any Takeover Proposal and shall request the prompt return of any confidential information previously furnished to such Persons in connection therewith and (y) promptly inform its Representatives of the obligations undertaken in this Section 6.5.  The Company agrees not to, and to cause the Company Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any Company Subsidiary is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make a Takeover Proposal.  Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.5, including by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a material breach of this Agreement by the Company.  Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted, prior to the Company Stockholders Meeting, and subject to compliance with the other terms of this Section 6.5 and to first entering into a confidentiality agreement with the Person proposing a Takeover Proposal on terms substantially similar to, and no less favorable to the

Company than, those contained in the Confidentiality Agreement, to provide information and ascertain facts with respect to a bona fide Takeover Proposal received by the Company, if and only to the extent that and so long as the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to do so would violate its duties to the stockholders of the Company under applicable Law.

(b)              As promptly as practicable after the receipt, directly or indirectly, by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within twenty-four (24) hours after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including a copy of any such written Takeover Proposal and any amendments or modifications thereto).  The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof.

(c)               Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the Company Stockholders Meeting and subject to Section 6.5(b), the Board of Directors of the Company may in response to a Takeover Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was made after the date of this Agreement and did not result from a breach of this Agreement, cause the Company to terminate this Agreement and concurrently with such termination enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not be entitled to exercise its right to terminate this Agreement pursuant hereto until after the fifth (5th) Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five (5) Business Day period). The Company agrees that, during the five (5) Business Day period after Parent’s receipt of a Notice of Superior Proposal, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent. In determining whether to cause the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal or otherwise.

(d)              Nothing contained in this Section 6.5 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal, provided, however, that neither the Board of Directors of the Company nor any committee thereof shall (i) take, or agree or resolve to take any action prohibited by Section 6.5(a) or (ii), except as expressly permitted by Section 6.2(a), effect a Change in Company Recommendation.  The Company shall provide Parent with a copy of the text of any disclosure proposed to be made in order to so comply at the earliest practicable time in advance of such disclosure.

Section 6.6                                      Employee Matters.

(a)               For a period of not less than one year following the Closing Date, the Surviving Corporation shall cause each individual who is employed by the Company and any Company Subsidiary immediately before the Effective Time (each, a “Continuing Employee”) to be provided with employee benefits that are substantially comparable in the aggregate to those provided to such persons immediately prior to the Effective Time, provided that any such employee benefits shall only be required to be provided to the extent substantially comparable benefits are provided to similarly situated employees of Parent or its Subsidiaries as in effect at the Effective Time.  Except to the extent necessary to avoid the duplication of benefits, the Surviving Corporation shall recognize the service of each Continuing Employee prior to the Effective Time as if such service had been performed with Parent or its Affiliates (i) for all purposes under the Company Benefit Plans maintained by the Surviving Corporation or its Affiliates after the Effective Time (to the extent such plans, programs, or agreements are provided to Continuing Employees), (ii) for purposes of eligibility and vesting under any employee benefit plans and programs of the Surviving Corporation or its ERISA Affiliates other than the Company Benefit Plans (the “Surviving Corporation Plans”) in which the Continuing Employee participates after the Effective Time and (iii) for benefit accrual purposes under any Surviving Corporation Plan that is a vacation or severance plan in which the Continuing Employee participates after the Effective Time.

(b)              With respect to any welfare plan maintained by the Surviving Corporation or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Corporation and its Affiliates shall use reasonable best efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Section 6.7                                      Fees and Expenses.  Subject to Section 8.2, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, except with respect to expenses of printing and mailing the Joint Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and the Company.

Section 6.8                                      Directors’ and Officers’ Indemnification and Insurance.  From and after the Effective Time, the Surviving Corporation shall (a) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company (in all of their capacities) (the “Indemnified Persons”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons, (b) honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Company’s Constituent Documents immediately prior to the Effective Time and (c) use reasonable best efforts to maintain for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D & O Insurance”) maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); and provided, further, that in no event shall the Surviving Corporation be required to expend in any one year more than 250% of the current annual premium expended by the Company and the Company Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Effective Time (such 250% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall use reasonable best efforts to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  The obligations of the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

Section 6.9                                      Public Announcements.  Parent and the Company shall develop a joint communications plan and each Party shall (a) unless otherwise required by applicable Law, ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby.

Section 6.10                                Notice of Certain Events.  Each of Parent and the Company shall promptly notify the other after receiving or becoming aware of (a) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement and (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to result in a failure of any condition set forth, in the case of the Company, in Section 7.2(a) or (b) or, in the case of Parent, in Section 7.3(a) or (b).

Section 6.11                                Listing of Shares of Parent Common Stock.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Closing Date.

Section 6.12                                Section 16 of the Exchange Act.  Prior to the Effective Time, each of Parent and the Company shall take all reasonable actions intended to cause any dispositions of

Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock or Series CF Preferred Stock, if applicable, (including derivative securities with respect to such Parent Common Stock or Series CF Preferred Stock, if applicable) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, as described in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 6.13                                State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.14                                Stockholder Litigation.  The Company shall promptly advise Parent orally and in writing of any litigation brought by any stockholder of the Company against the Company and/or its directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger, and shall keep Parent fully informed regarding any such litigation.  The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld or delayed).

Section 6.15                                Company Series A Preferred Stock.

(a)               Promptly following the date hereof, the Company shall exercise its right (the “Preferred Stock Exchange Right”) pursuant to Section 9 of the provisions of the charter of the Company establishing the terms of the Company Series A Preferred Stock (the “Preferred Stock Exchange Provisions”) to require all holders of Company Series A Preferred Stock to exchange such shares of Company Series A Preferred Stock for convertible subordinated debentures of the Company on the terms and subject to the conditions set forth in the Preferred Stock Exchange Provisions (the “Preferred Stock Exchange”).  The Company’s exercise of its Preferred Stock Exchange Right and the Preferred Stock Exchange shall be conducted in accordance with the terms of the Preferred Stock Exchange Provisions; provided, that the date the Preferred Stock Exchange is to be effective shall be no later than one business day prior to the Closing Date.

(b)              The Company shall take all action necessary to consummate the Preferred Stock Exchange as soon as reasonably practicable following the date hereof, to comply in all material respects with all laws and regulations applicable thereto, and to prepare and, if necessary, execute all documents, in form and substance reasonably satisfactory to Parent, as may be necessary to consummate the Preferred Stock Exchange.

Section 6.16                                Transfer Taxes.  If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Person that bears the legal liability for payment of such taxes under applicable law.

Section 6.17                                Tax Treatment.  Each of Parent, the Company and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c), including the letters of representation referred to therein.  No Party shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.18                                Accountant’s Letters.  Each of Parent and the Company shall use reasonable best efforts to cause to be delivered to the other Party two letters from their respective independent accountants, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other Party, in form and substance reasonably satisfactory to the other Party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to Closing.

Section 6.19                                Contingent Future Shares.  Parent shall declare, at such time as determined by the Board of Directors of Parent (or a committee thereof), a one-time, special dividend of an aggregate of five (5) million Contingent Future Shares on the terms set forth in Exhibit C (the “Conditional Special Dividend”) to holders of record of Parent Common Stock on the record date for such Conditional Special Dividend that is established by the Board of Directors of Parent (or a committee thereof) in accordance with applicable Law and the rules of the NYSE (which record date shall be before the Effective Time); provided, that the Conditional Special Dividend shall only become payable, and such payment shall be conditioned, upon the satisfaction or waiver of all conditions set forth in Article VII and immediately prior to the occurrence of the Effective Time. For the avoidance of doubt, nothing in this Section 6.19 and no action taken pursuant to this Section 6.19, shall give rise to any adjustment to the Exchange Ratio.

Section 6.20                                Preferred Stock Alternative.

(a)               At any time prior to Parent obtaining the Parent Stockholder Approval, the Company shall have the option to cause the Merger Consideration set forth in Section 2.7(a) to be replaced with the Alternative Merger Consideration (the “Preferred Stock Alternative”); provided, that the Preferred Stock Alternative shall only become effective if the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting.

(b)              If the Preferred Stock Alternative becomes effective pursuant to Section 6.20(a), then:

(i)                  Parent shall determine the percentage of the Exchange Ratio that will consist of shares of Parent Common Stock (the “Common Stock Election Percentage”); provided, that the aggregate number of shares of Parent

Common Stock that would be issued or reserved for issuance pursuant to Section 2.7 and Section 2.8 shall be less than the amount that would require approval of the stockholders of Parent under the rules of the NYSE;

(ii)               the Merger Consideration set forth in Section 2.7(a) shall be replaced with the Alternative Merger Consideration. As used in this Agreement, “Alternative Merger Consideration” means (i) that fraction of a share of Parent Common Stock equal to the product of (x) the Common Stock Election Percentage and (y) the Exchange Ratio (the “Common Stock Consideration”), and (ii) that fraction of a share of Series CF Preferred Stock equal to the Exchange Ratio minus the Common Stock Consideration;

(iii)            Parent shall designate and issue Series CF Convertible Participating Preferred Stock on the terms set forth in Exhibit D and this Section 6.20 (the “Series CF Preferred Stock”);

(iv)           Parent shall use its reasonable best efforts to cause the shares of Series CF Preferred Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Closing Date; and

(v)              the Merger shall be replaced with the Alternative Merger.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1                                      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)               (i) The Company shall have obtained the Company Stockholder Approval; and (ii) Parent shall have obtained the Parent Stockholder Approval; provided, that if the Preferred Stock Alternative becomes effective pursuant to Section 6.20(a), this Section 7.1(a)(ii) shall be deemed satisfied.

(b)              The shares of Parent Common Stock and, if applicable, the Series CF Preferred Stock, to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c)               The Foreign Competition Consents shall have been granted or deemed granted and all necessary waiting periods applicable to the Merger under any applicable Foreign Competition Laws necessary or advisable to the Closing shall have expired or been terminated.

(d)              No Laws shall have been adopted or promulgated, and no temporary, preliminary or permanent Order shall have been issued and remain in effect issued by a Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated by this Agreement (collectively, “Restraints”).

(e)               The Form S-4 shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.2                                      Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a)               Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on the Company; provided, however, that, notwithstanding the foregoing, each of the Company Identified Representations shall be true and correct in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b)              The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c)               Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Parent, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Merger Sub and the Company will be a party to such reorganization.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company and others.

(d)              The Preferred Stock Exchange Right shall have been exercised, the Preferred Stock Exchange shall have been consummated and no Company Series A Preferred Stock shall be outstanding.

Section 7.3                                      Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)               Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on Parent; provided, however, that, notwithstanding the foregoing, each of the Parent Identified Representations shall be true and correct in all material respects.  The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(b)              Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(c)               The Company shall have received an opinion of [•] in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of the Company, Parent and Merger Sub will be a party to such reorganization.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company, Parent and others.

ARTICLE VIII

TERMINATION

Section 8.1                                      Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:

(a)               by mutual written consent of Parent and the Company;

(b)              by either Parent or the Company, if:

(i)                  the Merger shall not have been consummated by [•] (the “Walk-Away Date”), whether such date is before or after the date of the Company Stockholder Approval and the Parent Stockholder Approval; provided, that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Merger to be consummated by the Walk-Away Date;

(ii)               any Restraint having any of the effects set forth in Section 7.1(d) shall be in effect and shall have become final and non-appealable; or

(iii)  (A) The Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting; or (B) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting and the Preferred Stock Alternative shall not have become effective pursuant to Section 6.20(a); provided, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(iii)(B) until five (5) Business Days after the Parent Stockholders Meeting;

(c)               by Parent:

(i)                  if the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Walk-Away Date or is not cured by the earlier of (x) thirty (30) Business Days following written notice to the Company by Parent of such breach or (y) the Walk-Away Date and (B) would result in a failure of any condition set forth in Sections 7.2(a) or (b);

(ii)               if the Board of Directors of the Company or any committee thereof shall (A) fail to make the Company Recommendation or include the Company Recommendation in the Joint Proxy Statement/Prospectus, (B) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation or (C) effect a Change in Company Recommendation; or

(iii)            if the Company or any of the Company Subsidiaries or their respective Representatives shall have breached any of their respective obligations under Section 6.5;

(d)              by the Company:

(i)                  if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub prior to the Walk-Away Date or is not cured by the earlier of (x) thirty (30) Business Days following written notice to Parent or Merger Sub by the Company of such breach or (y) the Walk-Away Date and (B) would result in a failure of any condition set forth in Sections 7.3(a) or (b);

(ii)               if the Board of Directors of Parent or any committee thereof shall (A) fail to make the Parent Recommendation or include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (B) fail to publicly reaffirm the Parent Recommendation within ten (10) Business Days of receipt of a written request by the Company to provide such reaffirmation or (C) effect a Change in Parent Recommendation; or

(iii)            in accordance with the terms and subject to the conditions of Section 6.5(c).

Section 8.2                                      Effect of Termination.

(a)               In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the confidentiality provisions of Section 6.3 and the provisions of this Section 8.2 and Article IX, each of which shall remain in full force and effect; provided, however, that no Party hereto shall be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement..

(b)              In the event that:

(i)                  this Agreement is terminated pursuant to Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(d)(iii), then the Company shall reimburse Parent for all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and its Affiliates) incurred by Parent or on its behalf in connection with or related to Parent’s proposals for a business combination with the Company, including in connection with this Agreement and the transactions contemplated hereby, in the amount of $[•] (the “Parent Expenses”).  The Company shall pay such Parent Expenses by wire transfer of immediately available funds by the second (2nd) Business Day following such termination; or

(ii)               this Agreement is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(iii)(A) or Section 8.1(c)(i) and (x) (1) Parent shall have been entitled to terminate pursuant to Section 8.1(c)(ii) or (2) at any time after the date of this Agreement and prior to the date of termination, a Takeover Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of the Company (or any Person shall have publicly announced or communicated an intention, whether or not conditional, to make a Takeover Proposal) and (y) within eighteen (18) months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Parent Expenses by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided, that, for purposes of this Section 8.2(a)(ii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to fifteen percent (15%) shall be changed to thirty percent (30%).

(c)               The Company agrees that the agreements contained in Section 8.2(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under Section 8.2(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                      Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt or (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent or Merger Sub, to:

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, IL 60015

Telecopier: (847) 267-1004

Attention:  Douglas C. Barnard, Esq.

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Telecopier: (312) 407-0411

Attention:                 Brian W. Duwe, Esq.

Richard C. Witzel, Jr., Esq.

If to the Company, to:

Terra Industries Inc.

Terra Centre

600 Fourth Street

P.O. Box 6000

Sioux City, Iowa 51102-6000
Telecopier:  (712) 233-5586
Attention:  John W. Huey, Esq.

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza

825 Eighth Avenue

New York, NY 10019
Telecopier:  (212) 474-3700
Attention:                 Faiza J. Saeed, Esq.

Thomas E. Dunn, Esq.

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street

New York, NY 10019
Telecopier:  (212) 403-2000
Attention:  David C. Karp, Esq.

Section 9.3                                      Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.4                                      Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.

Section 9.5                                      Entire Agreement; Third Party Beneficiaries.

(a)               This Agreement (including the Exhibits and the Parties’ disclosure letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b)              This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.6                                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.8                                      Amendment.  This Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Parent, but, after such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.9                                      Extension; Waiver.  At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10                                GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)               THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW, (OTHER THAN WITH RESPECT TO MATTERS GOVERNED BY THE MGCL, WITH RESPECT TO WHICH SUCH LAW SHALL APPLY).  The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of

Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such a Delaware State or Federal court.  The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)              EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11                                Enforcement.  The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CF INDUSTRIES HOLDINGS, INC.

By:
Name:
Title:

COMPOSITE MERGER CORPORATION

By:
Name:
Title:

TERRA INDUSTRIES INC.

By:
Name:
Title:

EXHIBIT C

Contingent Future Shares

Summary of Terms

•                  5 million Contingent Future Shares (“CFS”) of CF Industries Holdings, Inc. (“CF Holdings”) would be distributed to the stockholders of CF Holdings prior to the merger with Terra Industries (the “Merger”)

•                  If, during the Measuring Period (defined below), the average closing share price of CF Holdings common stock exceeds $125 for any five (5) trading days within any twenty (20) trading day period, the CFS would automatically convert into shares of CF Holdings common stock

•                  The Measuring Period is a period starting six (6) months after the Merger and ending twenty-four (24) months after the Merger

•                  The CFS would be publicly traded

•                  The CFS are not expected to be taxable on receipt or upon conversion.  The CFS would be taxable upon sale of the CFS (or the underlying shares following conversion)

EXHIBIT D

CF INDUSTRIES HOLDINGS, INC.

SERIES CF CONVERTIBLE PARTICIPATING PREFERRED STOCK

SUMMARY TERM SHEET

Issuer	CF Industries Holdings, Inc. (“CF Holdings”).

Class of Stock	Preferred Stock, par value $0.01 per share; series designated as “Series CF Convertible Participating Preferred Stock” (the “Preferred Stock”).

Transaction

In exchange for all issued and outstanding shares, on a fully-diluted basis, of common stock, without par value, of Terra Industries Inc. (“Terra”), CF Holdings will issue an amount of shares of its common stock, par value $0.01 per share (the “Common Stock”), equal to up to 19.9% of its outstanding shares of Common Stock and shares of the Preferred Stock.

Stockholder Approval

Approval of CF Holdings stockholders will not be required to issue the Common Stock or the Preferred Stock in the Transaction. Stockholder approval will be required for the conversion of the Preferred Stock into Common Stock as described below.

NYSE Listing	The Preferred Stock will be listed on the New York Stock Exchange (the “NYSE”).

Terms of the Preferred Stock

Mandatory Conversion

Upon receipt of the approval of the stockholders of CF Holdings to issue the required number of shares of Common Stock, the Preferred Stock shall be converted, without any further action on the part of holders of the Preferred Stock, on a one-for-one basis into shares of Common Stock.

The Preferred Stock shall not otherwise be convertible into Common Stock.

Dividends

Dividend to be set upon signing of merger agreement so the Preferred Stock trades on fully distributed basis on a parity with the Common Stock (the “Preferred Dividend”). Preferred Dividends cumulate whether or not declared by the board of directors of CF Holdings. The Preferred Dividend shall be paid in cash on a quarterly basis.

Upon the mandatory conversion of Preferred Stock into Common Stock, CF Holdings shall declare and pay in cash (i) any Preferred Dividends on the Preferred Stock that are accrued but unpaid as of the date of such conversion and (ii) an additional amount, if any, such that holders of Preferred Stock, taking into account the payment described in clause (i) and any other previously paid Preferred Dividends, receive a full year of Preferred Dividends.

CF Holdings shall not pay any dividend on any Common Stock or junior preferred stock, unless all accrued and unpaid Preferred Dividends have been paid.

The Preferred Stock shall participate in any dividend or distribution on shares of Common Stock on a share for share basis.

Voting

The affirmative vote of at least two-thirds of the outstanding shares of Preferred Stock, voting separately as a class, is required for (i) any amendment to CF Holdings certificate of incorporation (whether by merger, consolidation, reclassification or otherwise) that materially alters or changes the rights, preferences, and privileges of the Preferred Stock or (ii) the creation or issuance of any series of preferred stock senior to, or at parity with, the Preferred Stock.

If at any time Preferred Dividends shall be in arrears in an amount equal to six (6) quarterly dividends thereof, the size of the board of directors of CF Holdings will be increased by two (2) and the holders of Preferred Stock, voting separately as a class, shall have the right to elect two (2) directors to the board of directors of CF Holdings.

The Preferred Stock shall not have any other voting rights other than as required by applicable law.

Ranking

The Preferred Stock shall be junior to all existing and future debt obligations; and senior to Common stock and each other series of preferred stock of CF Holdings, including CF Holdings’ existing Series A Junior Participating Preferred Stock, except for any series of preferred stock expressly designated as senior to, or at parity with, the Preferred Stock.

Merger or Consolidation

Upon the merger or consolidation of CF Holdings, the Preferred Stock shall receive the same consideration per share as the Common Stock receives in such merger or consolidation. If such merger or consolidation gives the holders of Common Stock the right to choose between types of consideration, holders of Preferred Stock shall receive the weighted average type of consideration selected by the holders of Common Stock.

Liquidation

Upon any liquidation, dissolution or winding up of CF Holdings, the holders of each share of Preferred Stock shall be entitled to be paid the average per share closing price per share of the Common Stock on the NYSE for the ten (10) consecutive trading days immediately prior to the effective time of the merger between Terra and a subsidiary of CF Holdings, plus all accrued but unpaid Preferred Dividends to the date of such liquidation, dissolution or winding up, before any payment is made on any junior preferred stock and shall participate ratably with the Common Stock on a share for share basis thereafter.

The merger or consolidation of CF Holdings into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of any class of stock of CF Holdings, shall not be deemed to be a liquidation, dissolution or winding up of CF Holdings.